Exhibit 10.3
ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of this 16th day of March 2007 (the “Effective Date”), by and among JMAR Technologies, Inc., a company organized and existing under the laws of the State of Delaware (the “Seller”), and Gatan, Inc., a company organized and existing under the laws of the State of Pennsylvania (the “Buyer”) (Seller and Buyer are together referred to herein as the “Parties”).
WITNESSETH:
WHEREAS, Seller owns or is in lawful possession of property, fixed assets, inventories, work-in-progress, spare parts, records, goodwill, know-how, intellectual property, and other interests used by Seller in, and associated with, the activities and operations of manufacturing, sales and services of the x-ray microscopy business (collectively, “Assets”); and
WHEREAS, Seller desires to sell to Buyer, and Buyer desires to buy from Seller, all such Assets owned by Seller and identified herein in Exhibit A (“Purchased Assets”) and in Exhibit C (“Patents”); and
WHEREAS, Seller desires to confer to Buyer, and Buyer desires to accept from Seller, all such Assets loaned to Seller and identified in Exhibit B (“Loaned Assets”);
WHEREAS, Seller desires to sell to Buyer, and Buyer desires to buy from Seller, all patent material related to the x-ray microscopy (“XRM”), including but not limited to issued patents, patent applications, and provision applications, as further described in Exhibit C (“Patents”);
NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and other good and valuable consideration of the Parties hereinafter set forth, the Parties hereto, intending to be legally bound, do hereby agree as follows:
Assets
1.	Seller hereby grants to Buyer all of Seller’s right, title, and interest in the Assets.

2.	In the event that the consent or approval of a third party is required for such transfer of Assets, or to complete patent applications for such Assets, Seller agrees to use its best efforts to obtain the requisite consent or approval.

3.	All costs associated with applying for and maintaining patents shall hereinafter be at Buyer’s expense.

4.	Buyer and Seller agree and acknowledge that the Loaned Assets are the property of the federal government, and were lawfully loaned to Seller. If the Loaned Assets are required to be returned to the federal government within three (3) years of the Effective Date, Buyer may deduct the depreciated replacement value from monies owed to Seller. Such depreciated replacement value shall be calculated by determining the fair market value of a similar replacement product, and linearly depreciating the product beginning on the Effective Date and ending five (5) years thereafter.

5.	Seller agrees to assist Buyer in obtaining inventor rights and signatures required for transfer of intellectual property and completing patent applications. For work amounting to less than four (4) hours per calendar quarter, no compensation will be due Seller. Seller shall be entitled to reimbursement of reasonable wages and administrative fees for work in excess of four (4) hours that is commissioned or requested by Buyer.

Payments
1.	Within five (5) business days of execution of the Agreement, Buyer shall pay to Seller $100,000.00.

2.	Buyer agrees to pay to ship the Assets, plus the reasonable cost of Seller’s employees working on the Assets from the Effective Date until receipt and acceptance of the Assets by Buyer. The following conditions shall apply:
a.	Seller shall submit invoices to Buyer detailing the reasonable costs associated with the packing and shipment of the Assets, employee wages, and employee travel expenses. No overhead charges of Seller shall be reimbursed by Buyer. Buyer will reimburse Seller up to two (2) weeks of employee wages for packing and shipment work performed prior to the signing of the Agreement.

b.	Buyer shall reimburse Seller for such reasonable expenses within twenty-one (21) days following receipt of invoices from Seller.

c.	In no such event shall Buyer be obligated to reimburse Seller or pay any amount in excess of $50,000.00 for the costs and expenses described herein.

d.	Seller shall use its best efforts to deliver the Assets, including all documentation, drawings, control software and related materials, to Buyer immediately following the Effective Date.
3.	Buyer shall pay to Seller $500,000.00 following the installation and successful operation of the XRM. The following conditions shall apply:
a.	The criteria for “successful operation” shall be deemed to occur when the microscope acquires an image with at least 80nm resolution for five (5) consecutive business days.

b.	Seller shall be responsible for establishing successful operation of the XRM at Buyer’s chosen place of business, and Buyer shall cooperate fully in this regard.

c.	Buyer shall make such payment to Seller following successful operation and within twenty-one (21) days of receipt of Seller’s invoice.
4.	Buyer shall pay to Seller $100,000.00 if and when the XRM reaches the flux and resolution target. The flux and resolution target shall be deemed reached when the XRM can acquire an image with spatial resolution of at least 40nm, and in a separate experiment, demonstrate an average flux of 5 detected soft-x-ray photons/s/pixel, assuming 20um pixels, 1000X magnification and no sample present.
Royalties
1.	Buyer shall pay to Seller five percent (5%) of the revenue received by Buyer pursuant to completed sales of x-ray microscopes (“Royalties”) for four (4) years (“Royalty Period”) following Buyer’s first sale of an x-ray microscope derived from the Assets to a third-party.

2.	Buyer shall have no obligation to pay Royalties upon the conclusion of the Royalty Period.

3.	Buyer shall pay Royalties to Seller annually, in arrears, in January of each year along with supporting documentation.

4.	Buyer and Seller agree and acknowledge that the intent hereunder is for Seller to earn Royalties for technologies developed to feasibility by Seller. This includes the complete x-ray microscope (source, room temperature stage, microscope optics, camera, acquisition software) sufficient to produce single images, a soft x-ray microscope source based on laser plasma x-ray sources, or a soft x-ray microscope without the source.

5.	Royalties shall not be due on any existing product or product lines of Buyer or its affiliates. Any revenue derived from the products of Buyer that are sold into or included in x-ray microscopy or electron microscopes shall not be subject to Royalties. This includes cryotransfer holders and stages, tomography acquisition software, analysis and visualization software, x-ray cameras sold separately from the original x-ray microscope sale, and specimen preparation products.

6.	Revenues derived from service, spares, and installations are not subject to Royalties.

7.	Seller agrees not to produce x-ray microscopes or sources for x-ray microscopes, nor enable or assist others to do so, for the duration of the Royalty Period, provided that Buyer launches or intends to launch a commercial soft-x-ray microscope product within four (4) years after execution of this Agreement.

8.	In the event of any transfer or assignment by Buyer of any technology subject to Royalties hereunder, Seller shall be entitled to the Royalties that Seller would have received had the sales been made by Buyer.
Supplier Arrangement
1.	Seller shall serve as the exclusive laser supplier for Buyer’s soft x-ray nCT product line during the Royalty Period.

2.	Seller shall supply such lasers to Buyer at a price discounted from that which Seller routinely offers in the marketplace, and in no such event shall the annual average gross margin of the laser system on sales to Buyer exceed forty percent (40%).

3.	In the event that Seller is not able to match the technical or commercial specifications required by Buyer within thirty (30) days following notice by Buyer of a commercial alternative meeting such specifications, then the exclusivity described herein shall terminate.

4.	In the event that Seller is unable to manufacture the laser described herein, Seller shall provide Buyer with access to the Seller’s design and manufacturing information, and shall cooperate fully with Buyer’s efforts related to obtaining a replacement. Seller shall grant to or obtain for Buyer, at no cost to Buyer, any license necessary for the supply of such laser to Buyer.

5.	Buyer shall pay to Seller $318,750.00, or an OEM discount of fifteen percent (15%), whichever is less, for the first laser system purchased from Seller. Buyer shall place such order in 2007, and may change the specifications of the required laser while preserving the discount rate of fifteen percent (15%).

6.	Buyer and Seller agree and acknowledge that this laser is not a complete Brightlight 75 system and will not achieve similar performance. This shall be a prototype system capable of supplying approximately 50W of power. Seller shall not be responsible for upgrading this system beyond its existing capabilities (i.e., those demonstrated and discussed during the due-diligence period), but shall remain responsible for servicing the laser to maintain current capability. Seller shall provide warranty service on the laser supplied with the prototype provided for a period of two (2) years following the Effective Date. This warranty service will cover parts and shipping costs.

7.	Buyer acknowledges that, following demonstration of successful operation, the Seller provides the system in “As-Is” condition. No warranty is provided by the Seller on any parts of the system except the laser.

Governing Law: This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of California. Any legal suit, action or proceeding shall be brought in Alameda County, California.
Indemnifications: Each party (“Indemnifying Party”) shall indemnify the other (“Indemnified Party”) against any claim, liability, or loss (including reasonable attorney’s fees and court costs) resulting from injury to or death of any person, any damage to property, or loss of revenues due to (i) the acts or omissions of Indemnifying Party, its contractors, subcontractors, agents or representatives; (ii) any breach of this Agreement by Indemnifying Party, its contractors, subcontractors, agents or representatives; or (iii) the negligence or willful misconduct of Indemnifying Party or its contractors, subcontractors, agents, or representatives. In the event that Indemnified Party seeks indemnification hereunder, Indemnifying Party shall have no obligation to indemnify as provided herein unless Indemnified Party provides prompt written notice to Indemnifying Party of any such claims and allows Indemnifying Party the right (but not the obligation) to control the defense, negotiations, and/or settlement of such claim. Indemnified Party and its counsel may participate in such proceedings at it own expense but not control such proceedings, negotiations, or defense as counsel of record if Indemnifying Party chooses to control the defense. In such event that Indemnifying Party chooses to control the defense, Indemnified Party shall not admit any liability, settle, compromise, pay, or discharge any such claim, demand, suit or proceeding without the prior written consent of Indemnifying Party, which will not be unreasonably delayed, conditioned, or withheld.
Press Releases: Seller will not include direct or indirect references to Buyer in public forums without written authorization, except for Seller’s disclosure obligations under federal securities laws which may require disclosure of Buyer’s name.

Exhibit A
Purchased Assets
The functional x-ray microscope shall include the following materials:

Item
#	Description	Model	Use	Manual / Software
1	Small chiller	Merlin m33	cools pumps, power meter	no

2	Small breadboard	Newport 1x4x2”	hold scrolls	no

3	Dustfilter x2	Edwards a4421500		no

4	XRM vacuum / gas system			custom software

5	XRM laser optics spares			no

6	XRM laser beam delivery system	Assorted optomechanics + CVI optics		no

7	YAG Laser	BriteLight 75	Currently only ~50W output power	manual

8	Laser control computer + beam viewer			no

9	Laser electronics rack	JMAR		no

10	Laser oscilloscope	Tektronix TDS694C	x-ray diode monitoring	no

11	Laser optical table	3x4x2” Newport + legs		no

12	HeNe Laser + mount	Melles Griot 05lhr111	rough alignment tool	no

13	Power meter	Gentec PS-300V3, serial 153293	main dump	no

14	IR viewer			no

15	Monitor + 2 cameras	Wat-137lh, IAE, AN064pn/pp	alignment tools	no

16	Stage encoder readouts x8	Renishaw	sample chamber	manuals

17	Stage driver box	Nanomotion	sample chamber	manuals, software

18	Fiber light illuminator	X-Cite 120	for integrated VLM	manual

19	VLM camera	Coolsnap ES, A05K877004		manual, software

20	Microscope “top”	Nikon, MBE74100		manual

21	Sample vacuum chamber + flanges + 2x cube	Lesker		no

22	Source vacuum chamber	Lesker		no

23	Vacuum bellows			no

24	Nozzle xyz stage	Newfocus 9041	in source chamber	manuals

25	3x pico motors	Serial 1181	in source chamber	manuals

Item
#	Description	Model	Use	Manual / Software
26	2x CCD	Prosilica	in source chamber	manuals, software

27	CCD microscope objective	Edmund optics	in source chamber	no

28	Custom in vacuum sample /optics positioning	8x nanomotion motors, 4 PI stages	in source chamber	manuals, software

29	Custom x-ray camera positioning system		on optical table	no

30	Optical table + feet	4x8x1, Newport, Melles Legs		no

31	4x newfocus pico motor ethernet controllers	Model 8752		manuals

32	newfocus picomotor joystick x2	Model 8754		manuals

33	Tektronix scope	TDS1012	shutter synchronization	no

34	Datalogger	Agilent 34970A	temperature monitoring	manuals, software

35	Delay generator x4	SRS DG535	synchronization	no

36	XRM control computer	ATC	runs xrm vacuum system sample stages	no

37	XRM imaging computer		runs x-ray ccd + VLM ccd	no

38	Hp ethernet switch			no

39	Jet viewing computer			no

40	2x UPS			manuals

41	Custom shutter control box			no

42	Custom XRM electronics box			no

43	Digital laser power readout	Gentec duo, 151161		no

44	Analog laser power readout	Gentec, TPM-300		no

45	X-ray objective zone plate x2	Xradia		specs

46	X-Ray condenser zone plate	Xradia		specs

47	Partial x-ray condenser zone plate x2	Xradia		specs

48	Spare nozzles			no

49	Spare x-ray windows			no

50	table top mini clean room			no

51	Desiccator			no

52	Chiller

53	X-ray metrology equipment

Additionally, the following spare optics will be transferred:
Lenses
QTY3 LAP-75 0-15-1064
QTY4 LAPQ-75.0-15-1064
QTY1 PLCX-25.4-3683-UV-1064
QTY1 PLCC-25.4-51.5-C-1064/532
QTY1 PLCC-25.4-360.6-UV-1064
QTY2 PLCC-25.4-77.3-UV-1064
QTY1 PLCX-25.4-77.3-C-1064/532
Windows
QTY 2 W2-PW1-1025-1064-0
QTY 3 PW1-1025UV-1064-0
Mirrors
QTY 4 Y1-2037-60-S
QTY 2 Y1-2037-45-P
QTY 2 Y1-1025-0
QTY 2 Y1-2037-45-UNP
QTY 1 Y1-1064-2025-45-UNP
QTY 4 Y1-1025-45-UNP
Beam Splitter
QTY 1 BS1-1064-70-1025-45UNP
QTY 2 BS1-1064-50-1025-45P

Exhibit B
Loaned Assets

Item #	Description	Model #	Use	Manual/ Software
1	Scroll pump	Varian pts06001univ	pumps source	no
2	Scroll pump	Varian pts03001univ	pumps sample	manual
3	Turbo pump	Varian tv1001	pumps source	manual + software
4	Oscilloscope	Lecroy waverunner 6KAA		manual
5	X-Ray camera	Princeton Instruments		manual
1300x1340 soft x-ray CCD,
J010022, property of JMAR
stickers + controller +
interface card
6	CCD microscope objective	Melles Griot 59lgn705		manual
7	Laser power meter	Gentech, up55N, serial 167563		manual + software
8	Laser beam profiler	Photon Inc, USBPro		manual
9	Focusing lens xyz stage	Newfocus encoded staged + picomotors	on optical table

*	Seller grants to Buyer a license to use all intellectual property related to the “Rotating Shutter for Laser-Produced Plasma Debris Mitigation”, reference #11/161,237, for non-x-ray microscopy applications.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date indicated below:
Gatan, Inc

By:	/s/ THOMAS G. CONNELLY
Printed Name: THOMAS G. CONNELLY
Title: PRESIDENT
Date: March 16, 2007
JMAR Technologies, Inc

By:	/s/ C. NEIL BEER
Printed Name: C. NEIL BEER
Title: PRESIDENT & CEO
Date: 3/16/2007